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                                                                    Exhibit 99.1

Press Release

SOURCE: Dynegy Inc.

Dynegy Agrees to Sell Northern Natural Gas to MidAmerican Energy

HOUSTON--(BUSINESS WIRE)--July 29, 2002--Dynegy Inc. (NYSE:DYN - News) today announced that it has agreed to sell Northern Natural Gas Company (NNG) to MidAmerican Energy Holdings Company for $928 million in cash, subject to adjustment for working capital changes. Under the terms of this agreement, which have been approved by the boards of both companies, MidAmerican Energy will acquire all of the common and preferred stock of NNG and will assume $950 million in outstanding NNG debt. The transaction is expected to close in August 2002.

"The closing of this sale will improve our liquidity position and help us serve our customers," said Dan Dienstbier, interim chief executive officer of Dynegy Inc. "This is a decisive step forward in our ongoing efforts to improve our financial and business profile. We are committed to achieve a level of financial viability that will create a renewed sense of market and customer confidence in our company."

Dynegy previously announced its intention to execute a partial sale or a joint venture arrangement for NNG as part of its ongoing capital and liquidity plan. Dienstbier said, "The fact that we were able to achieve a 100 percent sale of NNG is a testament to the quality of its employees and the safety and efficiency of its operations, and will provide us with a greater source of funds than originally planned." Elimination of the NNG debt leaves Dynegy with only a $300 million maturity due in November and no other significant maturities until May 2003.

The sale is subject to customary closing conditions, including Hart-Scott-Rodino approval. Dynegy and MidAmerican Energy have agreed to work together to expedite this approval process in order to complete the sale as quickly as possible. Upon completion, approximately 1,100 Dynegy employees working for NNG will become MidAmerican Energy employees.

Merrill Lynch & Co. acted as the exclusive financial advisor to Dynegy in this transaction.

NNG's 16,600 miles of pipeline extend from the Permian Basin in Texas to the upper Midwest, providing extensive access to major utilities and industrial customers. NNG provides transportation and storage services to its customers and cross-haul and grid transportation between other interstate and intrastate pipelines in the Permian, Anadarko, Hugoton, and Midwest areas. Its storage capacity is 59 billion cubic feet and its market area capacity is approximately
4.3 billion cubic feet per day.

Dynegy Inc. is a global energy merchant. Through its owned and contractually controlled network of physical assets and its marketing, logistics and risk management capabilities, Dynegy provides solutions to customers in North America, the United Kingdom and continental Europe.

The company's web site is www.dynegy.com.


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Certain statements included in this news release are intended as
"forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expected include changes in energy commodity prices; the timing and extent of deregulation of energy markets in North America and Europe; the effectiveness of Dynegy's risk management policies and procedures and the creditworthiness of customers and counterparties; the liquidity and competitiveness of wholesale trading markets for energy commodities; operational factors affecting Dynegy's power generation or midstream natural gas facilities; the cost of borrowing, availability of trade credit and other factors affecting Dynegy's financing activities, including Dynegy's ability to execute its capital plan and to maintain its credit ratings; the results of Dynegy's balance sheet reconciliation process and the re-audit of its 1999-2001 financial statements, which could cause material changes to Dynegy's reported financial results for the applicable periods, to current expectations and estimates and to financial results for future periods; the demand for and pricing of services offered by Dynegy's telecommunications segment and the effect of general market conditions in the telecommunications segment on customers or prospective customers and equipment and service providers; uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Dynegy's business, including litigation relating to the terminated merger with Enron, the California power market and shareholder claims, as well as the SEC, U.S. Attorney and CFTC investigations primarily relating to Project Alpha and the CMS Energy trades; general political, economic and financial market conditions; and any extended period of war or conflict involving North America or Europe. Moreover, the closing of the NNG sale is subject to customary closing conditions, including the receipt of required Hart-Scott-Rodino approval. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov